Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE INCREASES COMMON STOCK DIVIDEND,

AUTHORIZES $500 MILLION SHARE REPURCHASE PROGRAM

Declares Preferred Stock B Dividend, Sets Annual Meeting Date

NEWARK, Del., Jan. 26, 2012 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, announced that its Board of Directors today voted to increase the regular quarterly dividend on the company’s common stock from 10 cents to 12.5 cents per share. The next such quarterly dividend will be paid on March 16, to shareholders of record at the close of business on March 2.

The Board of Directors also authorized a $500 million share repurchase program for the company’s outstanding common stock. The program does not have an expiration date.

In addition, the company announced a 2012 second-quarter dividend on its Preferred Stock Series B of $0.5179695 per share. The dividend on the Preferred Stock Series B will be paid on March 15, to preferred Series B shareholders of record at the close of business on March 5.

The company also scheduled May 24 as the date for its 2012 Annual Meeting of Shareholders. The meeting will take place at 11 a.m. EDT at the company’s headquarters in Newark, Del. (300 Continental Drive). Shareholders of record on March 26 may vote.

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Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for its 25 million customers. With products and services that include college savings programs, scholarship search tools, education loans, tuition insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contact:

Media:	Patricia Nash Christel, (302) 283-4076, patricia.christel@SallieMae.com
Martha Holler, (302) 283-4036, martha.holler@SallieMae.com
Investors:	Joe Fisher, (302) 283-4075, joe.fisher@SallieMae.com
Steven McGarry, (302) 283-4074, steven.j.mcgarry@SallieMae.com

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